Exhibit 10.37

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of March 12, 2015 (the “Effective Date”), by and between Histogenics Corporation, a Delaware corporation, with its principal place of business being 830 Winter Street, 3rd Floor, Waltham, Massachusetts 02451 (the “Company”) and Danforth Advisors, LLC, a Massachusetts limited liability corporation, with its principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”). The Company and Danforth are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company possesses know-how and proprietary technology related to regenerative medicine; and

WHEREAS, Danforth has expertise in financial and corporate operations and strategy; and

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, as more fully described in Exhibit A attached hereto, (the “Services”); and

WHEREAS, the Company wishes to engage Danforth on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree and covenant as follows.

1.	Services of Consultant. Danforth will assist the Company with matters relating to the Services. The Services are more fully described in Exhibit A attached hereto. Danforth and the Company will review the Services on a monthly basis to prioritize and implement the tasks listed on Exhibit A.

2.	Compensation for Services. In full consideration of Danforth’s full, prompt and faithful performance of the Services, the Company shall compensate Danforth a consulting fee more fully described in Exhibit A (the “Consulting Fee”). Danforth shall, from time to time, but not more frequently than twice per calendar month invoice the Company for Services rendered and undisputed amounts in such invoice will be paid upon fifteen (15) days of receipt. Each month the Parties shall evaluate jointly the current fee structure and scope of Services. Danforth reserves the right to an annual increase in consultant rates of up to 4%, effective January 1 of each year. Upon termination of this Agreement pursuant to Section 3, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Danforth after the effective date of such termination. In addition, the Company will reimburse Danforth for reasonable out-of-pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company. Any such accrued expenses in any given three (3) month period that exceed one thousand dollars ($1,000) shall be submitted to the Company for its prior written approval.

3.	Term and Termination. The term of this Agreement will commence on the Effective Date and will continue through the anniversary of such date in the next calendar year (the “Term”). This Agreement may be extended for an additional period by mutual written agreement. This Agreement may be terminated by either Party hereto: (a) with Cause (as defined below), upon thirty (30) days prior written notice to the other Party; or (b) without cause upon sixty (60) days prior written notice to the other Party. For purposes of this Section 3, “Cause” shall include: (i) a breach of the terms of this Agreement which is not cured within thirty (30) days of written notice of such default or (ii) the commission of any act of gross negligence, willful misconduct, fraud, embezzlement or deliberate disregard of a rule or policy of the Company.

4.	Time Commitment. Danforth will devote such time to perform the Services under this Agreement as may reasonably be required.

5.	Place of Performance. Danforth will perform the Services at such locations upon which the Company and Danforth may mutually agree. Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that might give anyone other than the Company any rights to or allow for disclosure of or unauthorized access to any Confidential Information (as defined below).

6.	Compliance with Policies and Guidelines. Danforth will perform the Services in accordance with all rules or policies adopted by the Company that the Company discloses in writing to Danforth.

7.	Confidential Information. Danforth acknowledges and agrees that during the course of performing the Services, the Company may furnish, disclose or make available to Danforth information, including, but not limited to, material, compilations, data, formulae, models, patent disclosures, procedures, processes, business plans, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including, but not limited to, any apparatus, biological or chemical materials, animals, cells, compositions, documents, drawings, machinery, patent applications, records and reports), which is owned or controlled by the Company and is marked or designated as confidential at the time of disclosure or is of a type that is customarily considered or can reasonably be considered to be confidential information (collectively the “Confidential Information”). For the avoidance of doubt, any and all Inventions are deemed to be Confidential Information. Danforth acknowledges that the Confidential Information and any part thereof are the exclusive property of the Company. Danforth agrees that Confidential Information shall not be disclosed to any third party without first obtaining the written consent of the Company and that Danforth shall not use any Confidential Information except as reasonably necessary to perform Services. Danforth further agrees to take all practical steps to ensure that the Confidential Information, and any part thereof, shall not be disclosed or issued to its affiliates, agents or employees, except on like terms of confidentiality The above provisions of confidentiality shall apply for a period of five (5) years from termination or expiration of this Agreement.

8.	Intellectual Property. Danforth agrees that all ideas, inventions, discoveries, creations, manuscripts, properties, innovations, modifications, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, formulae, strategies, models, plans, forms, documents, notes, reports and other work product and materials that Danforth conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company. Danforth hereby agrees in consideration of the Company’s agreement to engage Danforth and pay compensation for the Services rendered to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged that Danforth shall not, without the prior written consent of the Company, directly or indirectly, consult for, or become an employee of, any company which conducts business in the Field of Interest anywhere in the world. As used herein, the term “Field of Interest” shall mean the research, development, manufacture and/or sale of the products resulting from the Company’s technology or technology substantially similar to the Company’s technology. The limitations on competition contained in this Section 9 shall continue during the time that Danforth performs any Services for the Company, and for a period of three (3) months following the termination of any such Services that Danforth performs for the Company. If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section 9 is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable. Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.

9.	Non Solicitation. All personnel representing Danforth are contracted agents of Danforth. As such, they are obligated to provide the Services to the Company and are obligated to Danforth under confidentiality, non-compete, and non-solicitation agreements. Danforth shall ensure that all such personnel comply with all obligations imposed on Danforth under this Agreement, and any breach of any such obligations by any such personnel shall be deemed a breach by Danforth of its obligations under this Agreement, and Danforth shall be responsible and liable for any breach of any such obligations by any such personnel. Accordingly, they are not retainable as employees or contractors by the Company and the Company hereby agrees not to solicit, hire or retain their services for so long as they are contracted agents of Danforth and for two (2) years thereafter. Should the Company violate this restriction, it agrees to pay Danforth liquidated damages equal to twenty-five thousand ($25,000) dollars for each Danforth contracted agent solicited and/or hired by the Company in violation of this Agreement, plus Danforth’s reasonable attorneys’ fees and costs incurred in enforcing this Section of this Agreement should the Company fail or refuse to pay the liquidated damages amount in full within thirty (30) days following its violation.

10.	Placement Services. In the event that Danforth refers a potential employee to the Company in response to a written request from the Company for such referral and that individual is hired, Danforth shall receive a fee equal to twenty percent (20%) of the employee’s starting annual base salary and target annual bonus. This fee is due and owing whether an individual is hired, directly or indirectly on a permanent basis or on a contract or consulting basis by the Company, as a result of Danforth’s efforts within one (1) year of the date such applicant is submitted by Danforth to the Company. Fifty percent (50%) of such payment is due within thirty (30) days of the employee’s start date, and the other fifty percent (50%) of such payment is due six (6) months after the employee’s start date, but only if such employee remains employed by the Company at that time.

11.	No Implied Warranty. Except for any express warranties stated herein, the Services are provided on an “as is” basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services Danforth is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

12.	Indemnification. Each Party hereto agrees to indemnify and hold the other Party hereto, its directors, officers, agents and employees harmless against any claim based upon circumstances alleged to be inconsistent with such Party’s representations and/or warranties contained in this Agreement. Further, the Company shall defend, indemnify and hold harmless Danforth and any of its subcontractors against any claims, losses, damages or liabilities (or actions in respect thereof) of any third parties against them to the extent that they arise directly out of or are directly based on the Services performed hereunder, except for any such claims, losses, damages, liabilities or actions arising out of any breach of this Agreement by, or any negligence, gross negligence or willful misconduct of, Danforth or any of its subcontractors. The Company will endeavor to add Consultant and any applicable subcontractor to its insurance policies as additional insureds.

The indemnifying party’s obligations hereunder are conditioned on (a) the party seeking indemnification providing prompt written notice thereof and reasonable cooperation, information, and assistance in connection therewith and (b) it having sole control and authority to defend, settle or compromise such claim. The indemnifying party shall not be responsible for any settlement it does not approve in writing.

13.	Independent Contractor. Danforth is not, nor shall Danforth be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Danforth shall not be entitled to any benefits provided by the Company to its employees, if applicable. Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant. Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Danforth will be solely responsible for payment of all charges and taxes arising from his or her relationship to the Company as a consultant.

14.	Records. Upon termination of Danforth’s relationship with the Company, Danforth shall deliver to the Company any property or Confidential Information of the Company relating to the Services which may be in its possession including products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium.

15.	Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon personal delivery, one day after being sent via a reputable nationwide overnight courier service or two days after deposit in the mail or on the next business day following transmittal via facsimile. Notices under this Agreement shall be sent to the following representatives of the Parties:

If to the Company:

Name:	Adam Gridley
Title:	President and CEO
Address:	830 Winter Street, 3rd Floor
Waltham, Massachusetts 02451
Phone:	781-547-7991
Facsimile:	781-547-4452
E-mail:	agridley@histogenics.com

If to Danforth:

Name:	Gregg Beloff
Title:	Managing Director
Address:	91 Middle Road
Southborough, MA 01772
Phone:	1 617 686-7679
E-mail:	gbeloff@danforthadvisors.com

16.	Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation. This Agreement will be binding upon, and inure to the benefit of, the successors, representatives, and permitted assigns of the parties.

17.	Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In the event of such force majeure, the Party affected thereby shall promptly notify the other Party and use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

18.	Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

19.	Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

20.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law principles. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in the Commonwealth of Massachusetts.

21.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the Effective Date.

DANFORTH ADVISORS, LLC		COMPANY

By:	/s/ Gregg Beloff	By:	/s/ Adam Gridley

Print Name:	Gregg Beloff	Print Name:	Adam Gridley

Title:	Managing Director	Title:	President & CEO

Date:	March 12, 2015	Date:	March 12, 2015

EXHIBIT A

Description of Services and Schedule of Fees

Danforth will perform mutually agreed to finance, accounting and other administrative functions which are necessary to support the achievement of the Company’s strategic and financial objectives, and the management of the Company’s business.

Services:

Danforth will provide the Company the following support as mutually agreed upon by the parties:

CFO Services:

•	Participate in financing activities

•	Ensure compliance with SEC filing and other regulatory requirements

•	Support investor relations activities

•	Oversee the finance and accounting functions

•	Board, Audit, Compensation, and Corporate Governance committee meeting preparation, support and attendance

•	Other CFO services, as needed/requested:

•	Strategic business planning

•	Finance support for operational planning

•	Supplier contract negotiation and cost reduction planning

•	Corporate and business development/licensing support

•	Financial modeling, planning and analysis

•	Strategic opportunity assessment

•	Stock option plan management

•	Capitalization table management

CFO services will be provided by Steve DiPalma, Managing Director of Danforth. Mr. DiPalma’s initial time commitment will be 16 hours per week, on average. The Parties recognize that the initial time commitment may need to change over time, and agree to discuss any changes in good faith.

Other Services

The Parties have discussed and recognize the potential need for a Financial Planning and Analysis person. If the Parties agree to add such a person, Danforth will endeavor to provide a suitable person.

Fees:

CFO: Stephen DiPalma	$305.00 per hour
FP&A: TBD	$185.00 per hour

The Company and Danforth will execute under separate agreement provision to provide Danforth a warrant under the following terms:

•	The Company will issue a warrant to purchase common stock, which is in the amount of 0.05% of the Company’s fully diluted shares outstanding, as additional compensation to Danforth.

•	The warrants will have an exercise price equal to the stock price at contract signing.

•	The warrants shall vest ratably over a two (2) year period on a monthly basis with equal amounts of warrants vesting per month.

•	The warrants will have a term of ten (10) years from date of issue.

•	50% of the warrants shall be fully vested and exercisable if Company terminates for any reason other than “for cause” before the one year anniversary of the Agreement; the remaining 50% of the warrants shall be fully vested and exercisable if Company terminates for any reason other than “for cause” upon the extension of the Agreement after the one year anniversary of the Agreement.